Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2010, relating to the consolidated financial statements and financial statement schedule of Abbott Laboratories and subsidiaries and the effectiveness of Abbott Laboratories and subsidiaries’ internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard in 2009) appearing in the Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 12, 2010